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                                                                      EXHIBIT 16

                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]



March 14, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Amendment No. 2 to Form 8-K dated March 4, 2002 of Advanced Environmental Recycling Technologies, Inc. to be filed on March 18, 2002 with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as the statements relate to Arthur Andersen LLP.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP
-----------------------
ARTHUR ANDERSEN LLP

cc: Mr. Joe G. Brooks
    Chairman of the Board
    Advanced Environmental Recycling Technologies, Inc.
    914 North Jefferson Street
    Springdale, AR 72764